Exhibit 99.2

                                   SCHEDULE I

                                  GLENN NUSSDORF
                                    Per Share
                                   (including
                                   commissions)
  Trade Date          Shares      Average Price      Nature of Transaction
  ----------          ------      --------------     ---------------------
August 11, 2006       650,000      $5.15             Open market purchase
August 16, 2006       (500,000)    $6.40             Open market sale
August 18, 2006       111,830      $5.83             Open market purchase
August 18, 2006       189,000      $5.98             Open market purchase
August 28, 2006       276,188      $5.70             Open market purchase
August 29, 2006       20,100       $6.24             Open market purchase
August 29, 2006       515,511      $6.53             Open market purchase
August 30, 2006       100,000      $6.49             Open market purchase
September 6,
2006                  100,000      $6.20             Open market purchase
September 6,
2006                  300,000      $6.22             Open market purchase
September 7,
1006                  200,000      $6.35             Open market purchase
Total                 1,962,629



                              LILLIAN RUTH NUSSDORF
                                  GLENN NUSSDORF
                                    Per Share
                                   (including
                                   commissions)
  Trade Date          Shares      Average Price      Nature of Transaction
  ----------          ------      --------------     ---------------------
August 11, 2006       250,000      $5.15             Open market purchase
Total                 250,000


Note: Two entries on the same trade date indicates that shares were purchased in different accounts maintained by Mr. Nussdorf.